UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Empery Digital Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF EMPERY DIGITAL INC.

TO BE HELD ON OCTOBER 14, 2026

Explanatory Note:

This Proxy Statement Supplement, dated September 23, 2026 (this “Supplement”), supplements the Definitive Proxy Statement of Empery Digital Inc. (the “Company”) filed with the Securities and Exchange Commission on September 3, 2026 (the “Proxy Statement”), in connection with the Company’s Annual Meeting of Stockholders to be held virtually on October 14, 2026 at 10:00 A.M., Central Time (the “Annual Meeting”).

The purpose of this Supplement is to correct an inadvertent error in the section on page 34 of the Proxy Statement under the subheading Policies and Procedures Regarding Related Party Transactions to the section “Certain Relationships and Related Party Transactions” related to the status of the creation of the Audit Committee and the Audit Committee’s approval of related party transactions. All related party transactions described in the Proxy Statement have been approved by the Audit Committee.

Accordingly, the Proxy Statement disclosure under the last paragraph of the subheading “Policies and Procedures Regarding Related Party Transactions” is amended and replaced in its entirety with the following disclosure. No other changes have been made to the Proxy Statement.

Policies and Procedures Regarding Related Party Transactions

Our Audit Committee charter requires that our Audit Committee review and approve in advance any related party transaction. This covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant (whether or not we are a direct party to the transaction), where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section have been approved by the Audit Committee. Our related parties include our directors (including nominees for election as directors), executive officers, beneficial owners of five percent (5%) or more of our voting securities and immediate family members of any of the foregoing or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest.

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